Registration Number 333-150634
Registration Number 333-150635
Registration Number 333-168463
Registration Number 333-183226
Registration Number 333-195801
Registration Number 333-213039
Registration Number 333-213040
Registration Number 333-213041
Registration Number 333-245010
Registration Number 333-249455
Registration Number 333-259776

As filed with the Securities and Exchange Commission on January 5, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-150634
FORM S-8 REGISTRATION STATEMENT NO. 333-150635
FORM S-8 REGISTRATION STATEMENT NO. 333-168463
FORM S-8 REGISTRATION STATEMENT NO. 333-183226
FORM S-8 REGISTRATION STATEMENT NO. 333-195801
FORM S-8 REGISTRATION STATEMENT NO. 333-213039
FORM S-8 REGISTRATION STATEMENT NO. 333-213040
FORM S-8 REGISTRATION STATEMENT NO. 333-213041
FORM S-8 REGISTRATION STATEMENT NO. 333-245010
FORM S-8 REGISTRATION STATEMENT NO. 333-249455
FORM S-8 REGISTRATION STATEMENT NO. 333-259776

UNDER THE SECURITIES ACT OF 1933

StarTek, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1370538 (I.R.S. employer Identification No.)

4610 South Ulster Street, Suite 150 Denver, Colorado (Address of principal executive offices)	80237 (Zip code)

STARTEK, INC. AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN
STARTEK, INC. AMENDED AND RESTATED 2008 EMPLOYEE STOCK PURCHASE PLAN
CFO INDUCEMENT NON-STATUTORY STOCK OPTION AGREEMENT

(Full title of the plans)

Bharat Rao
Chief Executive Officer
StarTek, Inc.
4610 South Ulster Street, Suite 150
Denver, CO 80237
(Name and address of agent for service)

(303) 262-4500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (the “Registration Statements”) of StarTek, Inc., a Delaware corporation (the “Registrant”), previously filed with the Securities and Exchange Commission (the “SEC”). This Post-Effective Amendment No.1 is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•
Registration Statement No. 333-150634 filed with the SEC on May 5, 2008, registering the offer and sale of 1,174,298 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the StarTek, Inc. 2008 Equity Incentive Plan;

•
Registration Statement No. 333-150635 filed with the SEC on May 5, 2008, registering the offer and sale of 200,000 shares of the Registrant’s Common Stock, issuable pursuant to the StarTek, Inc. 2008 Employee Stock Purchase Plan;

•
Registration Statement No. 333-168463 filed with the SEC on August 2, 2010, registering the offer and sale of 100,000 shares of the Registrant’s Common Stock, issuable pursuant to the StarTek, Inc. 2008 Employee Stock Purchase Plan;

•
Registration Statement No. 333-183226 filed with the SEC on August 10, 2012, registering the offer and sale of 100,000 shares of the Registrant’s Common Stock, issuable pursuant to the StarTek, Inc. 2008 Employee Stock Purchase Plan;

•
Registration Statement No. 333-195801 filed with the SEC on May 8, 2014, as amended on May 9, 2014, registering the offer and sale of 500,000 shares of the Registrant’s Common Stock, issuable pursuant to the StarTek, Inc. 2008 Equity Incentive Plan.;

•
Registration Statement No. 333-213039 filed with the SEC on August 10, 2016, registering the offer and sale of 250,000 shares of the Registrant’s Common Stock, issuable pursuant to the StarTek, Inc. 2008 Equity Incentive Plan;

•
Registration Statement No. 333-213040 filed with the SEC on August 10, 2016, registering the offer and sale of 75,000 shares of the Registrant’s Common Stock, issuable pursuant to the CFO Inducement Non-Statutory Stock Option Agreement;

•
Registration Statement No. 333-213041 filed with the SEC on August 10, 2016, registering the offer and sale of 100,000 shares of the Registrant’s Common Stock, issuable pursuant to the StarTek, Inc. 2008 Employee Stock Purchase Plan;

•
Registration Statement No. 333-245010 filed with the SEC on August 12, 2020, registering the offer and sale of 650,000 shares of the Registrant’s Common Stock, issuable pursuant to the StarTek, Inc. Amended and Restated 2008 Equity Incentive Plan and the StartTek, Inc. Amended and Restated 2008 Employee Stock Purchase Plan;

•
Registration Statement No. 333-249455 filed with the SEC on October 13, 2020, registering the offer and sale of 225,000 shares of the Registrant’s Common Stock, issuable pursuant to the StarTek, Inc. Amended and Restated 2008 Equity Incentive Plan; and

•
Registration Statement No. 333-259776 filed with the SEC on September 24, 2021, registering the offer and sale of 1,550,000 shares of the Registrant’s Common Stock, issuable pursuant to the StarTek, Inc. Amended and Restated 2008 Equity Incentive Plan.

On October 10, 2023, the Registrant entered into the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Registrant, Stockholm Parent, LLC (“Parent”), and Stockholm Merger Sub, Inc. (“Merger Sub”). Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with the General Corporation Law of Delaware, at the effective time of the Merger (as defined herein), Merger Sub will merge with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant has terminated all of its equity incentive and stock purchase plans, including the StarTek, Inc. Amended and Restated 2008 Equity Incentive Plan and the StartTek, Inc. Amended and Restated 2008 Employee Stock Purchase Plan.

In connection with the foregoing, the Registrant has determined to terminate the offerings of registered securities under the Registration Statements. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all of the registered securities that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

As no securities are being registered herein, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, Country of England, on January 5, 2024.

STARTEK, INC.

By:	/s/ Bharat Rao
Bharat Rao
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.